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                                                                    EXHIBIT 2.16

                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION


                                  by and among



                              U.S. CONCRETE, INC.,

                        CONCRETE XXIV ACQUISITION, INC.,

                                  STANCON INC.

                                      AND

                        DONALD S. BUTLER AND JOHN GRACE



                           Dated as of March 2, 2000


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                              TABLE OF CONTENTS


ARTICLE I    DEFINITIONS....................................................  1

1.01   Definitions..........................................................  1
1.02   Interpretation.......................................................  6

ARTICLE II   THE MERGER AND THE SURVIVING CORPORATION.......................  6

2.01   The Merger...........................................................  6
2.02   Effective Time of the Merger.........................................  6
2.03   Certificate of Incorporation, Bylaws and Board of Directors of
         Surviving Corporation..............................................  6
2.04   Tax Treatment........................................................  7

ARTICLE III  CONVERSION OF SHARES...........................................  7

3.01   Conversion of Shares.................................................  7
3.02   Newco Shares.........................................................  8
3.03   Delivery of Merger Consideration.....................................  8

ARTICLE IV   CLOSING........................................................  8

4.01   Closing..............................................................  8

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.............  8

5.01   Due Organization and Qualification...................................  8
5.02   Authorization; Non-Contravention; Approvals..........................  9
5.03   Capitalization and Ownership......................................... 10
5.04   Subsidiaries......................................................... 10
5.05   Financial Statements................................................. 10
5.06   Liabilities and Obligations.......................................... 11
5.07   Accounts and Notes Receivable........................................ 11
5.08   Properties and Assets................................................ 12
5.09   Material Customers and Contracts..................................... 14
5.10   Permits.............................................................. 15
5.11   Environmental Matters................................................ 16
5.12   Labor and Employee Relations; Employment Matters..................... 16
5.13   Insurance............................................................ 17
5.14   Compensation; Employment Agreements.................................. 18
5.15   Noncompetition, Confidentiality and Nonsolicitation Agreements;
         Employee Policies.................................................. 18
5.16   Employee Benefit Plans............................................... 18
5.17   Litigation and Compliance with Law................................... 21
5.18   Taxes................................................................ 21
5.19   Absence of Changes................................................... 22
5.20   Accounts with Banks and Brokerages; Powers of Attorney............... 23



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5.21   Absence of Certain Business Practices................................ 23
5.22   Competing Lines of Business; Related-Party Transactions.............. 23
5.23   Intangible Property.................................................. 24
5.24   Capital Expenditures................................................. 24
5.25   Inventories.......................................................... 24
5.26   Backlog.............................................................. 24
5.27   Product Warranties................................................... 24
5.28   No Implied Representations........................................... 24
5.29   Disclosure........................................................... 24
5.30   Year 2000 Compliance................................................. 25

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF U.S. CONCRETE AND NEWCO... 25

6.01   Organization......................................................... 25
6.02   Authorization; Non-Contravention; Approvals.......................... 25
6.03   U.S. Concrete Common Stock........................................... 26
6.04   SEC Filings; Disclosure.............................................. 26
6.05   No Implied Representations........................................... 26
6.06   Disclosure........................................................... 27

ARTICLE VII     CERTAIN COVENANTS........................................... 27

7.01   Release From Guarantees.............................................. 27
7.02   Future Cooperation; Tax Matters...................................... 27
7.03   Expenses............................................................. 28
7.04   Legal Opinion........................................................ 28
7.05   Employment Agreements................................................ 28
7.06   Repayment of Related Party Indebtedness.............................. 28
7.07   Stock Options........................................................ 29
7.08   Pre-Closing Distributions............................................ 29
7.09   Working Capital Adjustment........................................... 29
7.10   Interest-Bearing Debt Adjustment..................................... 30

ARTICLE VIII    INDEMNIFICATION............................................. 31

8.01   GENERAL INDEMNIFICATION BY THE STOCKHOLDERS.......................... 31
8.02   Indemnification by U.S. Concrete..................................... 31
8.03   Third Person Claims.................................................. 32
8.04   Non-Third Person Claims.............................................. 33
8.05   Indemnification Deductible........................................... 33
8.06   Indemnification Limitation........................................... 33
8.07   Indemnification for Negligence of Indemnified Party.................. 34

ARTICLE IX      NONCOMPETITION COVENANTS.................................... 34




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9.01   Prohibited Activities................................................ 34
9.02   Equitable Relief..................................................... 35
9.03   Reasonable Restraint................................................. 35
9.04   Severability; Reformation............................................ 35
9.05   Material and Independent Covenant.................................... 35

ARTICLE X       NONDISCLOSURE OF CONFIDENTIAL INFORMATION................... 36

10.01   General............................................................. 36
10.02   Equitable Relief.................................................... 36

ARTICLE XI      FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON U.S.
                CONCRETE COMMON STOCK....................................... 37

11.01   Compliance with Law................................................. 37
11.02   Economic Risk; Sophistication; Accredited Investors................. 37
11.03   Rule 144 Reporting.................................................. 37
11.04   Restriction on Sale or Other Transfer of Restricted Shares.......... 38
11.05   Prospectus Delivery................................................. 38

ARTICLE XII     MISCELLANEOUS............................................... 39

12.01   Successors and Assigns; Rights of Parties........................... 39
12.02   Entire Agreement.................................................... 39
12.03   Counterparts........................................................ 39
12.04   Brokers and Agents.................................................. 39
12.05   Notices............................................................. 39
12.06   Survival of Representations and Warranties.......................... 40
12.07   Exercise of Rights and Remedies; Remedies Cumulative................ 40
12.08   Reformation and Severability........................................ 41
12.09   Section Headings; Gender............................................ 41
12.10   Governing Law....................................................... 41
12.11   Dispute Resolution.................................................. 41
12.12   Integration of Operations........................................... 42
12.13   Exceptions regarding Lewisville Lease............................... 42




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                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

     THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of March 2, 2000, by and among U.S. Concrete, Inc., a Delaware corporation ("U.S. Concrete"), Concrete XXIV Acquisition, Inc., a Delaware corporation that is a subsidiary of U.S. Concrete ("Newco"), Stancon Inc., d/b/a Butler Ready Mix Concrete, a Texas corporation, including its subsidiaries set forth on Schedule 5.04 (the "Company") and Donald S. Butler and John Grace (each a "Stockholder" and collectively, the "Stockholders"), with the Stockholders being all of the Company's Stockholders.

     WHEREAS, the respective Boards of Directors of Newco and the Company (collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and the stockholders of the Constituent Corporations that Newco merge with and into the Company (the "Merger"); and

     WHEREAS, the stockholders of the Constituent Corporations have approved the Merger in accordance with the GCL (as herein defined) and the TBCA (as herein defined).

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01 DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

     "Accountant" has the meaning set forth in Section 7.09.

     "Adjustment Schedule" has the meaning set forth in Section 7.09.

     "Affiliate" of, or "Affiliated" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Balance Sheet Date" has the meaning set forth in Section 5.05.

     "Best of the Stockholders' Knowledge" means knowledge of facts actually possessed by such Stockholders after reasonable inquiry of the Company's other senior executives, principals, accounting personnel and unit or plant managers who might reasonably be expected to have knowledge of the specific matter in issue.

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     "Closing" has the meaning set forth in ARTICLE IV.

     "Closing Date" has the meaning set forth in ARTICLE IV.

     "Closing Date Balance Sheet Date" has the meaning set forth in Section
7.09.

     "Closing Date Interest-Bearing Debt Amount" has the meaning set forth in
Section 7.10.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Common Stock" means the Company's common stock, $0.10 par value per share.

     "Competitive Business" means any business that competes with the Company or the Surviving Corporation, including, without limitation, any business that involves the production and sale of ready-mixed concrete (including truck-mixed concrete) and other cement mixtures and the manufacture and sale of pre-cast concrete products and any logical extension of or business activity reasonably related to any of the foregoing ("Concrete Manufacturing Operations"), but excluding any business activity, other than Concrete Manufacturing Operations, involving the job-site installation, placement or finishing of ready-mixed concrete mixed and delivered to the site by others or the job-site pumping of ready-mixed concrete mixed and delivered to the site by others.

     "Constituent Corporations" has the meaning set forth in the second paragraph of this Agreement.

     "Debt Schedule" has the meaning set forth in Section 7.10.

     "Determination Date" has the meaning set forth in Section 7.09.

     "Effective Time" has the meaning set forth in Section 2.02.

     "Employee benefit plan"  has the meaning set forth in Section 5.16.

     "Employee pension benefit plan" has the meaning set forth in Section 5.16.

     "Employment Agreements" has the meaning set forth in Section 7.05.

     "Encumbrances" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

     "Environmental Laws" means any and all Laws or agreements with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including, without limitation, ambient air, surface water (including water management and runoff), groundwater, drinking water supply, surface land, subsurface

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strata, plant and animal life or any other natural resource) or human health or safety, (b) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including, without limitation, Hazardous Substances) or noxious noise or odor into the environment or (c) the exposure to, or the use, storage, recycling, treatment, manufacture, generation, transport, processing, handling, labeling, production, removal or disposal of any pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including, without limitation, Hazardous Substances), in each case as amended from time to time and as now or hereafter in effect. The term "Environmental Laws" includes, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Safe Drinking Water Act, the Atomic Energy Act and the Hazardous Materials Transportation Act, in each case as amended from time to time, and any other Laws now or hereafter relating to any of the foregoing, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     "ERISA" has the meaning set forth in Section 5.16.

     "ERISA Affiliate" has the meaning set forth in Section 5.16.

     "Expiration Date" has the meaning set forth in Section 12.06.

     "Final Balance Sheet" has the meaning set forth in Section 7.09.

     "Financial Statements" has the meaning set forth in Section 5.05.

     "GAAP" means generally accepted accounting principles as currently applied by the respective party on a basis consistent with preceding years and throughout the periods involved.

     "GCL" means the General Corporation Law of the State of Delaware, as amended.

     "Governmental Authority" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

     "Hazardous Substances" means any and all substances presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term "Hazardous Substances" includes,

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without limitation, any substance to which exposure is regulated by any
Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     "Incentive Plan" has the meaning set forth in Section 7.07.

     "Indemnified Party" has the meaning set forth in Section 8.03.

     "Indemnifying Party" has the meaning set forth in Section 8.03.

     "Interest-Bearing Debt" means the total amount of outstanding indebtedness of the Company for borrowed money (including, without limitation, bank debt, equipment debt, capital lease obligations, bank overdrafts and any other indebtedness for borrowed money).

     "IRCA" has the meaning set forth in Section 5.12.

     "Judge List" has the meaning set forth in Section 12.11.

     "Laws" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, codes, regulations, licenses, permits, authorizations, rulings, approvals, consents, legal doctrines, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

     "Letter of Intent" means that certain letter of intent dated January 8, 2000 by and among U.S. Concrete, the Company and the Stockholders, and the other parties named therein, as amended or supplemented.

     "Listed Agreements" has the meaning set forth in Section 5.09.

     "Lockup Period" has the meaning set forth in Section 11.04.

     "Losses" means any and all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs and expenses of investigation), net of income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof).

     "Material Customers" has the meaning set forth in Section 5.09.

     "Merger" has the meaning set forth in the second paragraph of this Agreement.

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     "Merger Consideration" has the meaning set forth in Section 3.01.

     "Merger Filings" has the meaning set forth in Section 2.02.

     "Newco" has the meaning set forth in the first paragraph of this Agreement.

     "Noncompete Term" has the meaning set forth in Section 9.01(a).

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "1999 Financial Statements" has the meaning set forth in Section 5.05.

     "Permits" has the meaning set forth in Section 5.10.

     "Permitted Encumbrances" means any and all (a) Encumbrances reserved against in the balance sheet included in the 1999 Financial Statements, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, and (c) obligations under operating and capital leases described in Schedule 5.08.

     "Plan" has the meaning set forth in Section 5.16.

     "Prior Years' Financial Statements" has the meaning set forth in Section 5.09.

     "Qualified Plan" has the meaning set forth in Section 5.16.

     "Restricted Shares" has the meaning set forth in Section 12.01.

     "Rule 144" means Rule 144 as promulgated under the 1933 Act.

     "SEC" means the Securities and Exchange Commission.

     "Section 338(h)(10) Election" has the meaning set forth in Section 2.04.

     "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

     "Structures" has the meaning set forth in Section 5.08.

     "Surviving Corporation" has the meaning set forth in Section 2.01.

     "Taxes" has the meaning set forth in Section 5.18.

     "TBCA" means the Texas Business Corporation Act, as amended.

     "Territory" has the meaning set forth in Section 9.01.

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     "Third Person" has the meaning set forth in Section 8.03.

     "U.S. Concrete" has the meaning set forth in the first paragraph of this Agreement.

     "U.S. Concrete Common Stock" means U.S. Concrete's Common Stock, par value $.001 per share.

     "Working Capital Adjustment"  has the meaning set forth in Section 7.09.

     "Year 2000 Compliant" has the meaning set forth in Section 5.30.

     1.02 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in Section 1.01 and elsewhere in this Agreement include the plural as well as the singular and vice versa;

     (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

     (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

                                   ARTICLE II

                    THE MERGER AND THE SURVIVING CORPORATION

     2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the TBCA and the GCL, Newco shall be merged with and into the Company and the separate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

     2.02 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as (a) holders of all of the Company Common Stock approve the Merger, and (b) a certificate of merger, in form mutually acceptable to U.S. Concrete and the Company, is filed with the Secretaries of State of the States of Delaware and Texas, respectively (the "Merger Filings"). The Merger Filings shall be made simultaneously with or as soon as practicable after the Closing.

     2.03 Certificate of Incorporation, Bylaws and Board of Directors of Surviving Corporation. As a result of the Merger and at the Effective Time:

     (a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving

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Corporation. After the Effective Time, the Certificate of Incorporation of the
Surviving Corporation may be amended in accordance with its terms and as provided in the TBCA.

           (b) The Bylaws of the Company in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporati on of the Surviving Corporation and the TBCA.

           (c) The Board of Directors of Newco as constituted immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation.

     2.04  TAX TREATMENT.

           (a) U.S. Concrete and each Stockholder shall timely make a joint election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treas. Reg. (S)1.338(h)(10-1(d)(1) (and any corresponding elections under state, local or foreign tax law) (collectively the "Section 338(h)(10) Election") with respect to the transactions contemplated by this Agreement, such that the Company will be treated as having sold all of its assets in a single transaction on the Closing Date before Closing and while an S corporation pursuant to Section 1361 of the Code. U.S. Concrete will prepare the election forms and provide them to each Stockholder for their review within a reasonable time after the Closing Date. Each Stockholder will within five days of receipt execute and return the election forms to U.S. Concrete, and U.S. Concrete will file such election forms on or before the respective due dates for each such election form. U.S. Concrete and the Stockholders shall agree to an allocation of the deemed purchase price among the assets of the Company in compliance with Temp. Treas. Reg. (S)1.338(b)-2T(b).

           (b) The parties each hereby covenant and agree that they will not take a position with respect to the allocation of the Merger Consideration (as herein defined) (i) for purposes of any tax return filed with any governmental agency charged with the collection of any taxes or, for so long as commercially reasonable, for purposes of any judicial proceeding, that is in any way inconsistent with the allocation made under Section 2.04 or (ii) for financial reporting or accounting purposes that is in any way inconsistent with such allocation unless a different allocation for financial reporting or accounting purposes is required by law, regulation or court order or decree.

                                  ARTICLE III

                              CONVERSION OF SHARES

     3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of the Company, the issued and outstanding shares of Company Common Stock as of the Effective Time shall be converted into the right to receive, and become exchangeable for $10,603,000 in cash (subject to reduction for payment at Closing of Interest-Bearing Debt) and 339,119 shares of U.S. Concrete Common Stock at Closing (the cash (inclusive of amounts paid to reduce Interest-Bearing
Debt) and U.S. Concrete Common Stock paid in exchange for the

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Company Common Stock being herein collectively referred to as the "Merger
Consideration").

     3.02 NEWCO SHARES. The outstanding shares of common stock, par value $.01 per share, of Newco shall be converted into the right to receive, and become exchangeable for, 1,000 shares of Company Common Stock.

     3.03 DELIVERY OF MERGER CONSIDERATION. At the Closing, (a) each Stockholder shall furnish to U.S. Concrete the certificates representing his Company Common Stock, duly endorsed in blank by such Stockholder or accompanied by duly executed blank stock powers, and (b) U.S. Concrete shall deliver to each Stockholder cash (by wire transfer in accordance with the wiring instructions for such Stockholder set forth on Schedule 3.01) and a copy of an irrevocable instruction letter to U.S. Concrete's transfer agent directing that certificates representing the shares of U.S. Concrete Common Stock be delivered to such Stockholder pursuant to Section 3.01. Each Stockholder agrees promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Common Stock or with respect to the stock powers accompanying such stock.


                                   ARTICLE IV

                                    CLOSING

     4.01 CLOSING. The consummation of the Merger and delivery of the Merger Consideration and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of U.S. Concrete, 1300 Post Oak Blvd., Suite 1220, Houston, Texas 77056, concurrently with the execution of this Agreement or at such other time and date as U.S. Concrete, the Company and the Stockholders may mutually agree, which date is herein referred to as the "Closing Date."

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Stockholders, jointly and severally, represent and warrant to U.S. Concrete as follows:

     5.01 DUE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Schedule 5.01 includes (a) certificate(s) of existence and good standing for the Company issued by the appropriate Governmental Authorities of the State of Texas, (b) a list of all jurisdictions in which the Company is authorized or qualified to do business and (c) certificate(s) of qualification or authority to do business (or similar certificates) for the Company issued by the appropriate Governmental Authorities of each of the jurisdictions in which the

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Company is authorized or qualified to do business. The Company does not own, lease or operate any assets or properties or carry on any business in any jurisdiction that Schedule 5.01 does not list. Schedule 5.01 also contains a list of each county in Texas in which the Company conducts business or has conducted business within the past three years. True, complete and correct copies of the Articles of Incorporation and Bylaws, each as amended, of the Company are attached hereto as Schedule 5.01, and no breach of such Articles of Incorporation or Bylaws has occurred and is continuing. True, complete and correct copies of all stock records and minute books of the Company have been provided to U.S. Concrete.

     5.02  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

           (a) The Company has the requisite corporate power and authority to enter into this Agreement and the ancillary documents and agreements described herein and to effect the Merger. Each Stockholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been approved by the board of directors of the Company and by the Stockholders. No additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Stockholders, and, assuming the due authorization, execution and delivery hereof by U.S. Concrete and Newco, constitutes a valid and binding agreement of the Company and the Stockholders, enforceable against each of them in accordance with its terms.

           (b) The execution and delivery of this Agreement by the Company and the Stockholders do not, and the consummation by the Company and the Stockholders of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Law applicable to the Stockholders or the Company or any of the properties or assets of the Stockholders or the Company, or (iii) except as set forth in Schedule 5.02, any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, Permit, concession, lease or other instrument, obligation or agreement of any kind to which any Stockholder or the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

           (c) Except for the Merger Filings and as set forth in Schedule 5.02, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or other person or entity is necessary for the execution and delivery of this Agreement by the Company and the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated hereby. Except as set forth in Schedule 5.02, none of the contracts or agreements with Material Customers or contracts providing for purchases or services individually in

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excess of $10,000, or in the aggregate in excess of $25,000, or other agreements, licenses or Permits to which the Company is a party requires notice to, or the consent or approval of, any Governmental Authority or other person or entity to the execution and delivery of this Agreement by the Company and the Stockholders or to any of the transactions contemplated hereby to remain in full force and effect following such transaction.

     5.03 CAPITALIZATION AND OWNERSHIP. The authorized capital stock of the Company consists solely of 100,000 shares of Company Common Stock, of which 9,000 shares are issued and outstanding. All of the issued and outstanding shares of the Company Common Stock are owned beneficially and of record by the Stockholders as set forth in Schedule 5.03. All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder of the Company. The exchange of Company Common Stock for U.S. Concrete Common Stock pursuant to the Merger will transfer to U.S. Concrete good, valid and marketable title in the shares of the Company Common Stock owned by the Stockholders, free and clear of all Encumbrances except for those created by U.S. Concrete. At the Effective Time, by virtue of the Merger Filing in Texas the Merger will become effective in Texas. Except as set forth in Schedule 5.03,
(a) no shares of Company Common Stock are held by the Company as treasury shares, and (b) no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock or the Stockholders to transfer any of the capital stock of the Company.

     5.04 SUBSIDIARIES. Except as set forth in Schedule 5.04, the Company owns, of record or beneficially, or controls, directly or indirectly, no capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in Schedule 5.04, the Company is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

     5.05  FINANCIAL STATEMENTS.

     (a) The Company has delivered to U.S. Concrete true, complete and correct copies of the following financial statements:

         (i) the unaudited balance sheets of the Company as of December 31, 1997 and 1998 and the related unaudited statements of operations, for the years then ended, prepared on an income tax basis (such balance sheets and the related statements of operations are referred to herein as the "Prior Years Financial Statements"); and

         (ii) the audited balance sheet of the Company as of December 31, 1999 (the "Balance Sheet Date") and the related audited statements of operations, stockholders' equity and cash flows for the twelve-month period ended on the Balance Sheet Date, together with the related notes and schedules (such balance sheets, the related statements of operations, stockholders' equity and cash flows and the related notes and schedules are referred to herein as the "1999 Financial Statements"). The Prior Years' Financial Statements and the 1999 Financial Statements (collectively, the "Financial Statements") are attached as Schedule 5.05 to this Agreement;

     (b) Except as set forth in Schedule 5.05, the Financial Statements have been prepared from the books and records of the Company in conformity with income tax preparation requirements for the Prior Years' Financial Statements, and in conformity with GAAP for the 1999 Financial Statements and in each case present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. Within the past three fiscal years of the Company, the Company has not received any written correspondence from its accountants, including without limitation, management letters, which have indicated or disclosed that there is a "material weakness" in or "reportable condition" with respect to (as those terms are defined under GAAP) the Company's financial condition.

     5.06 LIABILITIES AND OBLIGATIONS. Except as set forth in Schedule 5.06, as of the Balance Sheet Date the Company does not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies
(a) that are reflected or accrued or reserved against in the Financial Statements or reflected in the notes thereto, (b) that are of a nature not required to be reflected in the Financial Statements and that do not exceed and could not reasonably be expected to exceed $5,000 individually or $10,000 in the aggregate or (c) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices.
Schedule 5.06 contains a reasonable estimate by the Company and the Stockholders of the maximum amount that may be payable with respect to liabilities which are not fixed as of January 31, 2000. For each such liability for which the amount is not fixed or is contested, the Company has provided a summary description of the liability together with copies of all relevant documentation relating thereto. Except as set forth in Schedule 5.06, there are no prepayment penalties, termination fees or other payments triggered by the prepayment or termination of any loan or indebtedness of the Company.

     5.07 ACCOUNTS AND NOTES RECEIVABLE. Schedule 5.07 sets forth an accurate list of the accounts and notes receivable of the Company as of January 31, 2000, including any such amounts which are not reflected in the Balance Sheet. Receivables from and advances to employees, the Stockholders and any entities or persons related to or Affiliates of the Stockholders are separately identified in Schedule 5.07. Schedule 5.07 also sets forth an accurate aging of all accounts and notes receivable as of January 31, 2000, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company, including without limitation those classified as current assets on the Balance Sheet and as of January 31, 2000, are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on Schedule 5.07, net of reserves reflected in the 1999 Financial Statements with respect to the accounts receivable as of the Balance Sheet Date, and net of reserves reflected in the books and records of the Company (consistent with the methods used in the 1999 Financial Statements) with respect to receivables of the Company after the Balance Sheet Date.

     5.08  PROPERTIES AND ASSETS.

     (a) Schedule 5.08 sets forth an accurate list of all real and personal property included in "property and equipment" on the balance sheet included in the 1999 Financial Statements and all other tangible assets of the Company with a book value in excess of $5,000 (i) owned by the Company as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date. Schedule 5.08 also sets forth an accurate list of all real and personal property currently leased by the Company, and includes complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property (as currently owned or leased by the Company) on which plants, buildings, warehouses, workshops, garages and other structures (collectively, the "Structures") and vehicles used in the operation of the business of the Company are situated and, for each of those properties, the address thereof, the type and approximate square footage of each Structure located thereon and the use thereof in the business of the Company. Schedule
5.08 indicates which properties and assets used in the operation of the businesses of the Company are currently owned by the Stockholders or Affiliates of either of the Company or the Stockholders. Except as specifically identified in Schedule 5.08, all of the tangible assets, plants, Structures, vehicles and other significant machinery and equipment owned or leased by the Company listed in Schedule 5.08 are in good working order and condition, ordinary wear and tear excepted, have been maintained in accordance with standard industry practice and are adequate for the purpose for which they presently are being used or held for use. Except as specifically described in Schedule 5.08, all properties and fixed assets used by the Company in its business are either owned by the Company or leased under agreements identified in Schedule 5.08 and are affixed only to one or more of the real properties Schedule 5.08 lists. All leases set forth in
Schedule 5.08 are in full force and effect and constitute valid and binding agreements of the Company and the other parties thereto in accordance with their respective terms, and all amounts currently payable thereunder have been paid. Neither the Company nor any other party to the leases set forth in Schedule 5.08 is or has received written notice or, to the Best of the Stockholders' Knowledge, verbal notice to the effect that it is in default, violation or breach of any such lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach under any such lease. The Company has good, valid and marketable title to the tangible and intangible assets, personal property and real property owned and used in its business, including, without limitation, the properties identified in Schedule 5.08 as owned real property (each of which the Company owns in fee), free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in Schedule 5.08. Schedule 5.08 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company with respect to the real property owned or leased by the Company. Schedule 5.08 includes a summary description of all commitments of the Company involving the opening of new operations, expansion of existing operations or the acquisition of any real property or existing business, to which management of the Company has devoted any significant effort or expenditure in the two-year period prior to the date of the Agreement.

     (b) Except as specifically described in Schedule 5.08, all uses of the real property owned and leased by the Company conform in all material respects to all applicable Laws (other than Environmental Laws, which are dealt with elsewhere in Section 5.11 of this Agreement) and do not violate any instrument of record or agreement affecting any such property. Neither the Company nor the Stockholders have received any written notice or communication or, to the Best of the Stockholders' Knowledge, verbal notice from any Governmental Authority or other person or entity indicating that any condition exists with respect to any of the real property owned or leased by the Company or with respect to the improvements thereon that violates any Law, including without limitation, any Environmental Law. Neither the Company nor the Stockholders have received from any insurance carrier insuring or proposing to insure any of the real property owned or leased by the Company or any other person or entity any written notice or other communication or, to the Best of the Stockholders' Knowledge, verbal notice, noting any dangerous or illegal condition at any such property or any other condition at any of such properties otherwise requiring corrective action. Except as otherwise described on Schedule 5.08, all of the real property owned and leased by the Company is in good, usable and operating condition without the necessity of any major repairs, and all such real properties can be used by the Surviving Corporation for the purposes currently used and operated by the Company without violating any conditional use permit, variance or private restriction. Neither the Company nor the Stockholders have received any written notice or, to the Best of the Stockholders' Knowledge, verbal notice of, nor do they have any knowledge that any of the real property owned or leased by the Company is or will be affected by any special assessments, condemnation, eminent domain, off-site improvements to be constructed, change in grade of public streets or similar proceedings. There is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation of any real property owned or leased by the Company.

     (c) There is ingress and egress to and from each of the real properties owned and leased by the Company of record adequate for the use of such properties as currently operated by the Company. Except as disclosed in Schedule 5.08, the Company has made no off-record agreements affecting the ownership, use or occupation of any such properties. All public utilities, including, without limitation, sewers, water, electric, gas and telephone, required for the operation of each of the real properties owned and leased by the Company as presently operated are installed and operating, and all installation and connection charges therefor have been paid in full. Neither the Company nor the Stockholders have received any written notice or, to the Best of the Stockholders' Knowledge, verbal notice stating that the Company will not be able to obtain adequate supplies of water to operate its business on any such properties as presently conducted, or that the provision of utilities violates any public or private easement. Neither the Company nor the Stockholders have received written notice or, to the Best of the Stockholders' Knowledge, verbal notice that any part of any improvements on the real property owned or leased by the Company (including any of the structures thereon) encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the real property owned or leased by the Company. Each of the real property leases listed in Schedule 5.08 grants the Company the exclusive right to use and occupy the demised premises thereunder, and the Company enjoys peaceful and undisturbed possession under its respective real property leases listed on Schedule 5.08 for the real property leased by the Company. None of the real property leases requires the consent of the applicable landlord to the Merger or the transactions contemplated by this Agreement. No person or entity other than the Company is in possession of any of the real property owned or leased by the Company. To the Best of the Stockholders' Knowledge, there are no contracts outstanding for the sale, exchange, lease or transfer of any of the real property owned or leased by the Company, or any other right of a third party to acquire any interest therein. To the Best of the Stockholders' Knowledge, the heating, cooling, ventilation, electrical and plumbing systems at all of the real property owned and leased by the Company is in good working condition.

     5.09  MATERIAL CUSTOMERS AND CONTRACTS.

     (a) Schedule 5.09 (i) sets forth an accurate list containing the Company's five top customers with respect to the Company's revenues for the 1999 fiscal year (the "Material Customers"), and (ii) sets forth an accurate list and briefly describes all material contracts, warranties, commitments, understandings, instruments and similar agreements and arrangements to which the Company is currently a party or by which it or any of its properties is bound (the "Listed Agreements"), including, but not limited to, (A) all customer unexpired executory contracts in excess of $10,000, individually, or $25,000 in the aggregate, (B) unexpired executory contracts with any labor organizations,
(C) unexpired leases providing for annual rental payments in excess of $5,000, individually, or $10,000 in the aggregate, (D) loan agreements, (E) pledge and security agreements, (F) financing agreements, (G) indemnity or guaranty agreements or obligations, (H) bonds, debentures and indentures, (I) notes, (J) mortgages, (K) existing joint venture, partnership or cost-sharing agreements,
(L) options to purchase real or personal property, (M) agreements relating to the purchase or sale by the Company of assets or securities for more than $5,000, individually, or $10,000 in the aggregate or which contain, or commit or will commit the Company for a fixed term, (N) unexpired executory agreements, which, by their terms, require the consent of any party thereto to the consummation of the transactions contemplated hereby, (O) voting trust agreements or similar stockholders' agreements, (P) agreements providing for the purchase from a supplier of all or substantially all the requirements of the Company of a particular product, material or service and (Q) any other unexpired executory contracts, warranties, commitments, understandings, instruments and similar agreements and arrangements which involve aggregate payments in excess of $10,000 that cannot be canceled in 30 days' or less notice without penalty or premium or any continuing obligation or liability. Prior to the date hereof, the Company has made available to U.S. Concrete true, complete and correct copies and complete written descriptions of all the Listed Agreements.

     (b) Except as set forth in Schedule 5.09, since December 31, 1999 (i) no Material Customer has canceled or substantially reduced or, to the Best of the Stockholders' Knowledge, is threatening to cancel or substantially reduce its purchases of the Company's products or services, and (ii) neither the Company nor any other party to the Listed Agreements is, or has received written notice or, to the Best of the Stockholders' Knowledge, verbal notice of any default, violation or breach of any such Listed Agreement, and no event has occurred and is continuing that constitutes or with notice or the passage of time or both, would constitute a default, violation or breach under any such Listed Agreement. The Listed Agreements are in full force and effect and constitute valid and binding agreements of the Company and the other parties thereto in accordance with their respective terms.

     (c) Except as set forth in Schedule 5.09, the Company is not a party to any contracts subject to price redetermination or renegotiation. Except to the extent set forth in Schedule 5.09, the Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

     (d) Except as set forth in Schedule 5.09, neither the Company, the Stockholders nor any officer, stockholder, director, representative, agent or, to the Best of the Stockholders' Knowledge, employee thereof is a party to any contract, arrangement, commitment or understanding among themselves or with any of the Company's customers for the repurchase of products, sharing of fees, rebating of charges, bribes, kickbacks or other similar arrangements.

     (e) Schedule 5.09 sets forth a summary of each outstanding bid or proposal by the Company that, if awarded to the Company, contemplates payments to the Company in excess of $150,000.

     (f) Except as set forth in Schedule 5.09, to the Best of the Stockholders' Knowledge, there is no plan or intention of any other party to any Listed Agreement to exercise any right to cancel or terminate that Listed Agreement, nor any condition or state of facts which would justify the exercise of such a right.

     5.10 PERMITS. Schedule 5.10 contains an accurate list, summary description and copies of all licenses, franchises, permits, approvals, certificates, transportation authorities and other governmental authorizations and intangible assets held by the Company that are material to the conduct of its business, including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations but excluding vehicle licenses and drivers' licenses possessed by the Company, but which need not be scheduled), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company (collectively, the "Permits"). The Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such Permit. The Permits are all the permits, licenses, operating authorizations, franchises, approvals, certificates, transportation authorities and other governmental authorizations and intangible assets that are required by Law for the operation of the businesses of the Company as conducted at the Balance Sheet Date and the ownership of the assets and properties of the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided in Schedule 5.10, the transactions contemplated by this Agreement will not result in a default under, a breach or violation of, a termination of, or adversely affect the rights and benefits afforded to the Company by, any Permits. None of the Permits require notice to, or the consent or approval of, any Governmental Authority to the Merger or to the use of such Permit by the Surviving Corporation after the Merger.

     5.11 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 5.11: (a) the Company has complied with and is in compliance with all Environmental Laws, (b) the Company has obtained and complied with all necessary permits, licenses, authorizations and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled, (c) there have been no "releases" or threats of "releases" (as defined in any Environmental Laws) at, from, in, to, under or on any property currently or previously owned or operated by the Company, (d) there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances which is or could be the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation, U.S. Concrete or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under any Environmental Law and (e) the Company has no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment; provided, however, that notwithstanding any such disclosure on Schedule 5.11, the Stockholders shall be responsible for the costs and expense of appropriate remedial action with respect to the matters disclosed on Schedule 5.11 (subject to the provisions of Sections 8.01(a), 8.05 and 8.06 below). None of the past or present sites owned or operated by the Company is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any such facility ever applied for a permit, license, authorization or other approval designating it as a treatment, storage and/or disposal facility, under any Environmental Law. The Company has provided U.S. Concrete with copies (or, if not available, accurate written summaries) of all environmental investigations, studies, audits, reviews and other analyses conducted by or on behalf, or which otherwise are in the possession, of the Company respecting any facility site or other property previously or presently owned or operated by the Company.

     5.12  LABOR AND EMPLOYEE RELATIONS; EMPLOYMENT MATTERS.

     (a) Except as set forth in Schedule 5.12: (i) the Company is not bound by or subject to any arrangement with any labor union and (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Best of the Stockholders' Knowledge, is any campaign to establish such representation in progress nor has there been any campaign to establish such representation within the last three years. There is no pending or, to the Best of the Stockholders' Knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any significant labor interruptions over the past five years. Neither the Company nor the Stockholders have any knowledge of any significant issues or problems in connection with the relationship of the Company with its employees. The Company considers its relationship with its employees to be good.

     (b) Except as set forth in Schedule 5.12: (i) there is no unfair labor practice charge or complaint pending or, to the Best of the Stockholders Knowledge, threatened against or otherwise affecting the Company, (ii) no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's employees is pending or, to the Best of the Stockholders' Knowledge, threatened against the Company, (iii) no grievance is pending or, to the Best of the Stockholders' Knowledge, threatened against the Company, (iv) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, (v) the Company is in compliance with and has complied with all applicable Laws, agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, (vi) the Company has paid in full to, or accrued in its financial books and records, all employees of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other law and (vii) the Company is in substantial compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

     (c) Except as set forth in Schedule 5.12, all employees of the company are
(i) citizens of the United States or (ii) not citizens of the United States, but, in accordance with the Immigration Reform and Control Act of 1986 ("IRCA") and other applicable Laws are either (A) immigrants authorized to work in the United States or (B) nonimmigrants authorized to work in the United States for the Company in their specific jobs.

     5.13 INSURANCE. Schedule 5.13 sets forth an accurate list as of the Balance Sheet Date of (a) all insurance policies carried by the Company, copies of which are attached as Schedule 5.13, (b) all insurance loss runs or workmen's compensation claims received for the past policy year, and (c) the following information with respect to all insurance policies currently carried by the Company and previously carried by the Company within the last two years: (i) insurer, (ii) type of policy, (iii) coverage period, and (iv) policy limits and amount of deductible or loss retention. Except as set forth in Schedule 5.13, none of such policies are "claims made" policies. The policies described in Schedule 5.13 for the current policy year provide adequate coverage against the risks involved in the Company's business and are currently in full force and effect. Any open claims as of the Closing Date (including, without limitation, the Monarch Hills Condominium Association litigation disclosed in Schedules 5.06 and 5.17) are recoverable under such policies, except to the extent of any applicable deductible or loss retention as set forth on Schedule 5.13.

     5.14 COMPENSATION; EMPLOYMENT AGREEMENTS. Schedule 5.14 sets forth an accurate schedule of all officers, directors and Stockholder employees of the Company with annual salaries of $50,000 or more, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (a) the Balance Sheet Date and (b) the date hereof. Neither the Company nor the Stockholders have any knowledge that any of such individuals has any present intention of terminating his or her employment or association with the Company. Attached to Schedule 5.14 are true, complete and correct copies of each employment or consulting agreement with any employee of the Company or the Stockholders. Except as set forth in Schedule 5.14, the Company is not a party to any agreement, nor has it established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any officer, director, stockholder, member or employee of the Company or other person performing services for the Company which would not be payable or provided in the absence of this Agreement or the consummation of the transactions contemplated hereby, including any parachute payment under Section 280G of the Code.

     5.15 NONCOMPETITION, CONFIDENTIALITY AND NONSOLICITATION AGREEMENTS; EMPLOYEE POLICIES. Schedule 5.15 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company or any of the Stockholders is bound or under which the Company or any of the Stockholders has any rights or obligations.
Schedule 5.15 lists all employee manuals and all material policies, procedures and work-related rules that apply to any employee, director or officer of, or any other individual performing consulting or other independent contractor services for, the Company. The Company has provided U.S. Concrete with a copy of all such written policies and procedures and a written description of all such unwritten policies and procedures.

     5.16  EMPLOYEE BENEFIT PLANS.

     (a) Schedule 5.16 sets forth an accurate schedule of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all deferred compensation or retirement funding arrangements, whether formal or informal and whether legally binding or not, under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a

"Plan"), together with true and complete copies of such Plans, arrangements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes currently, or sponsored, maintained or contributed at any time during the preceding five years, to any plan, program, fund or arrangement that constitutes an employee pension benefit plan. Each Plan may be terminated by the Company, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a Plan. For purposes of this Agreement, the term "employee pension benefit plan" shall have the meaning given that term in Section 3(2) of ERISA, and the term "ERISA Affiliate" means any corporation or trade or business under common control with the Company as determined under Section 414(b), (c),
(m) or (o) of the Code.

     (b) Each Plan listed in Schedule 5.16 is in compliance in all material respects with the applicable provisions of ERISA, the Code and any other applicable Law. Except as set forth in Schedule 5.16, with respect to each Plan of the Company and each ERISA Affiliate (other than a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, including without limitation all Forms 5500, or required to be distributed to participants or beneficiaries, have been duly and timely filed or distributed. True and complete copies of all such reports and other documents with respect to the past five years for each Plan have been provided to U.S. Concrete. No "accumulated funding deficiency" (as defined in Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Except as set forth in
Schedule 5.16, each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code (a "Qualified Plan") is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained. Except as set forth in Schedule 5.16, all accrued contribution obligations of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

     (c) No Plan has incurred or will incur, and neither the Company nor any ERISA Affiliate has incurred or will incur, with respect to any Plan, any liability for excise tax or penalty due to the Internal Revenue Service. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan.

     (d) Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and neither the Company nor any ERISA Affiliate maintains or has established any Plan that is a "welfare benefit plan" within the meaning of
Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

     (e) Neither the Company nor any ERISA Affiliate has incurred, nor will it incur as a result of past activities, any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that are subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefits liabilities" (as defined in ERISA
Section 4001(a)(16)) due under such Plan upon termination.

     (f) No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or to the Company's and the Stockholders' knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Company nor any ERISA Affiliate has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. To the Company's and the Stockholders' knowledge, there are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any ERISA Affiliate that has not been fully discharged. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

     (g) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan for which exemption was not available. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan. No person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and Plan eligibility.

     5.17 LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in Schedule 5.17, there are no claims, actions, suits or proceedings, pending or, to the Best of the Stockholders' Knowledge, threatened against or affecting the Company, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the Best of the Stockholders' Knowledge, there is no basis therefor. Except to the extent set forth in Schedule 5.17, the Company has conducted and is conducting its business in compliance with all Laws applicable to the Company, its assets or the operation of its business. Also listed on Schedule 5.17 are all other instances where the Company is a plaintiff or complaining or moving party, under any of the above types of proceedings.

     5.18 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. The Company has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation. There have not been during the past three years nor are there currently in progress any examinations, audits, proceedings, notices, waivers, asserted deficiencies or disputed valuations or other claims against the Company relating to Taxes for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for Taxes, whether pending or threatened, has been received. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Company is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes. The amounts shown as accruals for Taxes on the 1999 Financial Statements as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. True and complete copies of (a) any tax examinations or audits, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of the Company for the last three fiscal years have been previously provided to U.S. Concrete. There are no requests for ruling in respect of any Tax pending between the Company and any Taxing authority. The Company has been taxed under the provisions of Subchapter S of the Code since April 1, 1989. The Company currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

     5.19 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth in Schedule 5.19, the Company has used its best efforts to preserve its business organization intact and has conducted its operations in the ordinary course and there has not been:

     (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results of operations or prospects of the Company;

     (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties or business of the Company;

     (c) any change in the authorized capital stock of the Company or in its outstanding securities or any change in the Stockholders' ownership interests in the Company or any grant of any options, warrants, calls, conversion rights or commitments;

     (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

     (e) any increase in the compensation payable or to become payable by the Company to the Stockholders or any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in Schedule 5.19;

     (f) any failure to keep available the services of the Company's key employees;

     (g) any work interruptions, labor grievances or claims filed;

     (h) any proposed law, regulation or event or condition of any character materially adversely affecting the assets, properties or business of the Company;

     (i) except for the Merger, any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person or entity, including, without limitation, the Stockholders and their Affiliates;

     (j) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

     (k) any increase in the indebtedness of the Company, other than accounts payable incurred in the ordinary course of business, consistent with past practices, or incurred in connection with the transactions contemplated by this Agreement;

     (l) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, properties or rights;

     (m) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any assets, properties or rights outside of the ordinary course of the Company's business;

     (n) any waiver of any material rights or claims of the Company;

     (o) any material breach, amendment or termination of any Listed Agreement (including any such agreement with any customer or supplier), Permit or other right to which the Company is a party or any of its property is subject;

     (p) any material discount to any accounts receivable from any customer;

     (q) any failure to pay any vendor or any supplier on a timely basis;

     (r) any failure to preserve the Company's existing relationships with its customers, suppliers and others having business relationships with it and to maintain the goodwill enjoyed by it with such persons; or

     (s) any other material transaction by the Company outside the ordinary course of business.

     5.20 ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY. Schedule 5.20 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account and the cash, cash equivalents and securities held in such account as of the second business day prior to the Closing, none of which assets have been withdrawn from such accounts since such date except for bona fide business purposes in the ordinary course of the business of the Company; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 5.20 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

     5.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor the Stockholders nor any of their respective Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to give or offer to give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

     5.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in Schedule 5.22, neither the Stockholders nor any other Affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any Competitive Business, lessor, lessee, customer or supplier of the Company. Except as set forth in Schedule 5.22, no officer or director of the Company nor the Stockholders have, nor had any interest in any tangible or intangible assets or real or personal property used in or pertaining to the business of the Company.

     5.23 INTANGIBLE PROPERTY. Schedule 5.23 sets forth an accurate list of all patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by the Company. The Company owns or possesses, and the assets of the Company include, sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

     5.24 CAPITAL EXPENDITURES. Schedule 5.24 sets forth the total amount of capital expenditures currently budgeted to be incurred by the company in excess of $25,000 in the aggregate during the balance of the Company's current fiscal year.

     5.25 INVENTORIES. All inventories, net of reserves determined in accordance with GAAP, of the Company which are classified as such on the balance sheet included in the 1999 Financial Statements are merchantable and salable or usable in the ordinary course of business of the Company. The Company does not depend on any single vendor for its inventories the loss of which could have a material adverse effect on the business or financial condition of the Company or during the past five years has sustained a difficulty material to the Company in obtaining its inventories.

     5.26 BACKLOG. All unfilled orders to purchase product from the Company are pending in the ordinary course of business and are firm and binding commitments of the respective purchasers.

     5.27 PRODUCT WARRANTIES. Schedule 5.27 sets forth all the terms and conditions of all product or service warranties and guarantees given by the Company. The aggregate amount of losses and expenses incurred by reason of allowances, customer dissatisfaction or liabilities arising under such warranties and guarantees did not exceed $25,000 per year during any one of the five years ended December 31, 1999, and there has been no materially adverse change in that experience since said date.

     5.28 NO IMPLIED REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of the Stockholders and the Company that U.S. Concrete and Newco are not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of U.S. Concrete and Newco expressly set forth in this Agreement.

     5.29 DISCLOSURE The Stockholders and the Company have fully provided U.S. Concrete or its representatives with all the information that U.S. Concrete has requested in analyzing whether to consummate the Merger and the other transactions contemplated by this Agreement. None of the information so provided nor any representation or warranty of the Stockholders to U.S. Concrete or Newco in this

Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Stockholders which has specific application to the Company (other than general economic or industry conditions) and which materially adversely affects or, so far as the Stockholders can reasonably foresee, materially threatens, the business or financial condition of the Company which has not been described in the Agreement or the Schedules hereto or disclosed in writing to U.S. Concrete.

     5.30 YEAR 2000 COMPLIANCE. All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (jointly and severally its "systems") necessary for the Company's business as presently conducted are Year 2000 Compliant within a period of time calculated to result in no material disruption of any of its business operations, and no such material disruptions have yet occurred. For purposes hereof, "Year 2000 Compliant" means that such systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and have operated and will continue to operate during each such remaining time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.


                                   ARTICLE VI

           REPRESENTATIONS AND WARRANTIES OF U.S. CONCRETE AND NEWCO

     U.S. Concrete and Newco jointly and severally represent and warrant to the Stockholders as follows:

     6.01 ORGANIZATION. Each of U.S. Concrete and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. Each of U.S. Concrete and Newco has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.

     6.02  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

     (a) Each of U.S. Concrete and Newco has the full legal right, power and authority to enter into this Agreement and the ancillary documents and agreements described herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been approved by the boards of directors of U.S. Concrete and Newco and by U.S. Concrete, as the sole stockholder of Newco. No additional corporate proceedings on the part of U.S. Concrete or Newco are necessary to authorize the execution and delivery of this Agreement and the consummation by U.S. Concrete and Newco of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by U.S. Concrete and Newco, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes valid and binding agreements of U.S. Concrete and Newco, enforceable against U.S. Concrete and Newco in accordance with its terms.

     (b) The execution and delivery of this Agreement by U.S. Concrete and Newco do not, and the consummation by U.S. Concrete and Newco of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or Bylaws of U.S. Concrete or Newco, (ii) any Law applicable to either U.S. Concrete or Newco or any of its properties or assets or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which U.S. Concrete or Newco is now a party or by which either U.S. Concrete or Newco or any of its properties or assets may be bound or affected.

     (c) Except for the Merger Filings and such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by U.S. Concrete and Newco or the consummation by U.S. Concrete and Newco of the transactions contemplated hereby.

     6.03 U.S. CONCRETE COMMON STOCK. The shares of U.S. Concrete Common Stock to be issued to the Stockholders pursuant to the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of U.S. Concrete Common Stock pursuant to the Merger will transfer to the Stockholders valid title to such shares of U.S. Concrete Common Stock, free and clear of all Encumbrances, except for any Encumbrances created by the Stockholders.

     6.04 SEC FILINGS; DISCLOSURE. U.S. Concrete has filed with the SEC all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the 1933 Act and the 1934 Act and the respective rules and regulations thereunder, (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made and at the time they were made, not misleading.

     6.05 NO IMPLIED REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of U.S. Concrete and Newco that the Stockholders are not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Stockholders expressly set forth in this Agreement.

     6.06 DISCLOSURE. U.S. Concrete has fully provided the Stockholders or their representatives with all the information that the Stockholders have requested in analyzing whether to consummate the Merger. None of the information so provided nor any representation or warranty of U.S. Concrete contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII

                               CERTAIN COVENANTS

     7.01 RELEASE FROM AND INDEMNITY WITH RESPECT TO GUARANTEES. U.S. Concrete shall use its commercially reasonable efforts to have the Stockholders released from the personal guarantees of the Company's indebtedness identified in
Schedule 7.01 on or before 90 days after the Closing Date. U.S. CONCRETE HEREBY AGREES TO INDEMNIFY AND DEFEND THE STOCKHOLDERS AND HOLD EACH STOCKHOLDER HARMLESS FOR ANY LOSSES INCURRED BY SUCH STOCKHOLDER IN CONNECTION WITH THE ENFORCEMENT OF ANY OBLIGATIONS UNDER SUCH PERSONAL GUARANTEES AFTER THE CLOSING, INCLUDING WITHOUT LIMITATION ANY REASONABLE ATTORNEYS' FEES AND EXPENSES INCURRED IN CONNECTION THEREWITH.

     7.02 FUTURE COOPERATION; TAX MATTERS. The Stockholders and U.S. Concrete shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully completing the transactions and terms set forth in this agreement. Except as otherwise expressly provided below, the Stockholders shall be responsible for the payment of all Taxes attributable to all periods prior to and including the Closing Date, including without limitation the period from the beginning of the Company's current Tax year through the Closing Date. Except as otherwise expressly provided below, the Stockholders shall be responsible for the preparation of all Tax returns covering the period from the beginning of the Company's current Tax year through the Closing Date, and shall be responsible for all costs and expenses incurred in connection with the preparation of such Tax returns. Notwithstanding any warranty, representation, indemnity or covenant elsewhere in this Agreement to the contrary, the Surviving Corporation and the Stockholders (but the Stockholder's one-half of such taxes to be allocated among them in proportion to their relative equity interests) will each pay and be responsible for one-half of the Texas corporate franchise taxes for the current franchise tax year which is due on or before March 15, 2000, (which shall include all franchise taxes computed on the periods of calendar year 1999 and on the period from January 1, 2000 through the Closing Date) which covers the privilege of the Company in franchise tax year 2000, together with all other Texas corporate franchise taxes payable by the Company in connection with the transactions contemplated by this Agreement. The Surviving Corporation will cooperate with the Stockholders in the preparation of all Tax returns covering the period from the beginning of the Company's current Tax year through the Closing. In addition, U.S. Concrete will provide the Stockholders with access to such of its books and records as may be reasonably requested by the Stockholders in connection with federal, state and local tax matters relating to periods prior to the Closing and other matters involving the personal liability of Stockholder(s) relating to such period(s). The Stockholders will cooperate and use their commercially reasonable best efforts to have the present officers, directors and employees of the Company cooperate with U.S. Concrete and the Surviving Corporation at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. The party requesting cooperation, information or actions under this Section 7.02 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

     7.03 EXPENSES. U.S. Concrete will pay the fees, expenses and disbursements of U.S. Concrete and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto. U.S. Concrete will be responsible for the fees and expenses of Arthur Andersen LLP's audit or audit related procedures in connection with the transactions contemplated hereby. The Stockholders will pay their fees, expenses and disbursements and those of their and the Company's agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby, including, without limitation, accounting fees and related expenses attributable to the final Tax returns of the Company and the Stockholders for periods through the Closing. The Stockholders will also pay any costs associated with business brokers or other advisors engaged by the Stockholders or the Company.

     7.04 LEGAL OPINION. At the Closing, the Company and the Stockholders shall cause their legal counsel, Adams, Lynch & Loftin, P.C., to deliver to U.S. Concrete a legal opinion in the form of Exhibit A attached hereto.

     7.05 EMPLOYMENT AGREEMENTS. Concurrently with the execution of this Agreement, the Surviving Corporation shall enter into a mutually acceptable Employment Agreement with each of the individuals identified on Schedule 7.05 (collectively, the "Employment Agreements").

     7.06 REPAYMENT OF RELATED PARTY INDEBTEDNESS. Concurrently with the execution of this Agreement, (a) the Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders, each of which advances or receivables is specifically reflected in Schedule 5.07, and
(b) the Company shall repay all amounts outstanding under loans to the Company from the Stockholders, each of which loans to the Company is specifically reflected in Schedule 5.06.

     7.07 STOCK OPTIONS. U.S. Concrete shall grant nonqualified options to purchase an aggregate of 25,000 shares of U.S. Concrete Common Stock as of the Closing Date under U.S. Concrete's 1999 Incentive Plan (the "Incentive Plan") to certain key employees of the Company (other than the Stockholders), as set forth on Schedule 7.07 in the amounts listed thereon at an exercise price equal to the greater of (i) the closing price of the Purchaser's Common Stock on the Nasdaq National Market as of the Closing Date, or (ii) $8.00 per share. Schedule 7.07 shall also include the social security number and home address of each individual listed thereon. Such options shall vest in equal annual increments for four years, commencing on the first anniversary of the Closing Date.

     7.08 PRE-CLOSING DISTRIBUTIONS. Prior to the Closing, the Company may have distributed to the Stockholders the cash and other assets set forth on Schedule
7.08. Any such distributions shall have been authorized by the Board of Directors of the Company prior to the Closing, and the Company and the Stockholders shall have used the respective best efforts to complete such distributions prior to the Closing. Notwithstanding the foregoing, if any such authorized distributions have not been completed prior to the Closing the Surviving Corporation shall use reasonable efforts to complete such authorized distributions after the Closing. The Stockholders' sole recourse against the Surviving Corporation and U.S. Concrete with respect to this Section 7.08 shall be to the assets distributed.

     7.09  WORKING CAPITAL ADJUSTMENT.

     (a) As soon as practicable after the Closing Date, but in no event prior to 21 days after the Closing Date, the Stockholders shall cause to be prepared and delivered to U.S. Concrete a balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet Date"), which has been prepared from the books and records of the Company in conformity with GAAP (the "Final Balance Sheet"), and a working capital adjustment schedule (the "Adjustment Schedule"). The Adjustment Schedule will set forth the computation of the Adjusted Working Capital Amount. As used in this Section 7.09, capitalized terms not otherwise defined in this Agreement shall have the following meanings:

     "Adjusted Current Assets" means the amount of current assets of the Company as set forth on the Closing Date Balance Sheet less cash in excess of $150,000 and less reserves for accounts receivable determined in accordance with GAAP and, without duplication, adjustments for any receivables determined to be uncollectable ;

     "Adjusted Current Liabilities" means the amount of current liabilities of the Company as set forth on the Closing Date Balance Sheet less the current portion of Interest Bearing Debt as set forth on the Closing Date Balance Sheet; and

     "Adjusted Working Capital Amount" means the amount computed by subtracting Adjusted Current Liabilities from Adjusted Current Assets.

     (b) If the Adjusted Working Capital Amount is less than $478,859.00, then the Stockholders shall, no later than 15 days after the Determination Date (as defined below), pay to the Surviving Corporation the amount by which $478,859.00 exceeds the Adjusted Working Capital Amount. If the Adjusted Working Capital Amount is greater than $478,859.00, then U.S. Concrete shall, no later than 15 days after the Determination Date pay to the Stockholders the amount by which the Adjusted Working Capital Amount exceeds $478,859.00. The amount payable pursuant to whichever of the two preceding sentences applies, if either, is referred to herein as the "Working Capital Adjustment."

     (c) The Closing Date Balance Sheet and Adjustment Schedule will be final and binding on the parties hereto unless, within 15 days following the delivery of the Adjustment Schedule by the Stockholders, U.S. Concrete notifies the Stockholders in writing that U.S. Concrete disagrees with all or any portion of the Closing Date Balance Sheet and/or the Adjustment Schedule. If the Stockholders and U.S. Concrete cannot mutually resolve any such disagreement within 15 days after the receipt by the Stockholders of U.S. Concrete's notice of disagreement, then the Stockholders and U.S. Concrete shall submit the dispute to a mutually agreeable certified public accounting firm (the "Accountant") within 10 days after the end of such 15-day period. If the Stockholders and U.S. Concrete are unable to agree upon such an accounting firm within such 10-day period, then the Stockholders and U.S. Concrete shall select a "Big Five" accounting firm by lot (after excluding any of their respective regular Big Five accounting firms), which accounting firm shall act as the Accountant. The Stockholders and U.S. Concrete shall request that the Accountant audit the Closing Date Balance Sheet and provide a computation of the Working Capital Adjustment within 30 days thereafter, and this computation will be final and binding upon the parties hereto and used to compute the Working Capital Adjustment, the payment of any of which shall be made within five days of delivery by U.S. Concrete of the audited Closing Date Balance Sheet. In the event the Stockholders and U.S. Concrete submit any unresolved objections to an Accountant for resolution as provided in this Section 7.09, the Stockholders and U.S. Concrete will each pay one-half of the fees and expenses of the Accountant. For purposes hereof, "Determination Date" shall mean the date on which the final determination of the Working Capital Adjustment is made in the manner prescribed in this Section 7.09(c).

     7.10 INTEREST-BEARING DEBT ADJUSTMENT. As soon as practicable, and in any event within 75 days after the Closing Date, U.S. Concrete shall deliver to the Stockholders a schedule (the "Debt Schedule") which sets forth the amount of the Company's Interest-Bearing Debt as of the Closing Date (the "Closing Date Interest-Bearing Debt Amount"). If the Closing Date Interest-Bearing Debt Amount is greater than $2,668,999.60, then the Stockholders shall, no later than 15 days after delivery of the Debt Schedule by U.S. Concrete, pay to the Surviving Corporation the amount by which the Closing Date Interest-Bearing Debt Amount exceeds $2,668,999.60.

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

                                  ARTICLE VIII

                                INDEMNIFICATION

     The Stockholders, U.S. Concrete and Newco each make the following covenants:

     8.01 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. SUBJECT TO SECTION 8.05 AND SECTION 8.06, THE STOCKHOLDERS COVENANT AND AGREE THAT THEY WILL JOINTLY AND SEVERALLY (WITHOUT ANY RIGHT OF INDEMNIFICATION OR CONTRIBUTION FROM THE COMPANY) INDEMNIFY, DEFEND, PROTECT AND HOLD HARMLESS U.S. CONCRETE, NEWCO AND THE SURVIVING CORPORATION, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS, AGENTS, REPRESENTATIVES AND AFFILIATES, AT ALL TIMES FROM AND AFTER THE DATE OF THIS AGREEMENT FROM AND AGAINST ALL LOSSES INCURRED BY ANY OF SUCH INDEMNIFIED PERSONS AND ENTITIES AS A RESULT OF OR ARISING FROM (A) UNTIL THE EXPIRATION DATE ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS SET FORTH HEREIN OR IN THE SCHEDULES ATTACHED HERETO OR CERTIFICATES DELIVERED IN CONNECTION HEREWITH, (B) ANY BREACH OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF THE STOCKHOLDERS OR THE COMPANY UNDER THIS AGREEMENT, (C) ALL INCOME TAXES PAYABLE BY THE COMPANY FOR ALL PERIODS PRIOR TO AND INCLUDING THE CLOSING DATE, (D) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.11 ABOVE, ALL TRANSFER AND OTHER TAXES ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (E) ANY LITIGATION, WHETHER OR NOT LISTED ON SCHEDULE 5.17, OR (F) ANY EVENTS OCCURRING, CONDITIONS EXISTING, PRODUCTS OR SERVICES SOLD OR ANY ACTS OR OMISSION OF THE COMPANY OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR STOCKHOLDERS OCCURRING ON OR PRIOR TO THE CLOSING DATE WITH RESPECT TO THE OPERATION OF THE BUSINESS OF THE COMPANY OR OWNERSHIP OF ANY OF THE PROPERTIES OR ASSETS OF THE COMPANY.

     8.02 INDEMNIFICATION BY U.S. CONCRETE. SUBJECT TO SECTION 8.05 AND SECTION 8.06, U.S. CONCRETE COVENANTS AND AGREES THAT IT WILL INDEMNIFY, DEFEND, PROTECT AND HOLD HARMLESS THE STOCKHOLDERS AND THEIR RESPECTIVE AGENTS, REPRESENTATIVES, AFFILIATES, BENEFICIARIES AND HEIRS AND EMPLOYEES AT ALL TIMES FROM AND AFTER THE DATE OF THIS AGREEMENT FROM AND AGAINST ALL LOSSES INCURRED BY ANY OF SUCH INDEMNIFIED PERSONS AS A RESULT OF OR ARISING FROM (A) UNTIL THE EXPIRATION DATE, ANY BREACH OF THE REPRESENTATIONS AND WARRANTIES OF U.S. CONCRETE OR NEWCO SET FORTH HEREIN OR IN THE SCHEDULES ATTACHED HERETO OR CERTIFICATES DELIVERED IN CONNECTION HEREWITH OR (B) ANY

BREACH OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF U.S. CONCRETE OR NEWCO UNDER THIS AGREEMENT.

     8.03 THIRD PERSON CLAIMS. Promptly after any party entitled to indemnification under Sections 8.01 and 8.02 hereof (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person or entity not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to Sections 8.01 or 8.02 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel reasonably acceptable to the Indemnified Party, any such matter so long as all Losses are borne and paid by the Indemnifying Party and the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof, so long as all Losses are borne and paid by the Indemnifying Party. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, and the interest of the Indemnifying Party is reasonably represented in accordance with applicable law and Texas Bar Rules, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no Loss, liability or obligation on, and includes a complete release from all liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim (which pays or otherwise satisfies all Losses which the Indemnified Party is entitled to have indemnified under this Agreement) and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; provided, however, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement imposes any liability or obligation on, or does not provide for the complete release of, the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other Losses, liabilities or expenses incurred by the Indemnified Party in connection therewith.

     8.04 NON-THIRD PERSON CLAIMS. In the event that any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by Third Persons), such party shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 8.04, specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Party, within 60 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing such Indemnifying Party's intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim. In the event, however, that such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties cannot resolve such dispute after good faith negotiations with respect thereto within 60 days after the notice provided by the Indemnifying Party, such dispute shall be submitted to arbitration in accordance with the provisions of Section 13.11. In the event that arbitration shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration including reasonable attorneys' fees.

     8.05 INDEMNIFICATION DEDUCTIBLE. Neither the Stockholders, on the one hand, nor U.S. Concrete, Newco and the Surviving Corporation, on the other hand, shall be entitled to indemnification from the other under the provisions of Section 8.01(a) or Section 8.02(a), as the case may be, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, $100,000. Notwithstanding the foregoing, the limitations set forth in this Section 8.05 shall not apply to fraudulent misrepresentations.

     8.06 INDEMNIFICATION LIMITATION. Subject to Section 8.05, the aggregate indemnification obligation of each Stockholder under Section 8.01(a) shall be limited to such Stockholder's pro rata share (in relation to their respective equity interests) of the aggregate Merger Consideration provided in Section 3.01 and shall be limited, as to any particular indemnification obligation, to each Stockholder's pro rata share (in relation to their respective equity interests) of such indemnification obligation. Subject to Section 8.05, the aggregate indemnification obligation of U.S. Concrete and Newco under Section 8.02(a) shall be limited to the amount of Merger Consideration. Notwithstanding the foregoing, the limitations set forth in this Section 8.06 shall not apply to fraudulent misrepresentations. Except as to fraud, deceit and/or willful misconduct and except for any party's right to pursue any available equitable remedy in an appropriate case, the indemnity rights set forth in Section 8.01 and 8.02 above are the sole and exclusive remedies for the breaches of warranty and other matters expressly made the subject of such indemnities.

     8.07 INDEMNIFICATION FOR NEGLIGENCE OF INDEMNIFIED PARTY. THE RIGHTS TO INDEMNIFICATION UNDER THIS ARTICLE VIII INCLUDE RIGHTS TO INDEMNIFICATION FOR THE RESULTS OF AN INDEMNIFIED PARTY'S ACTUAL OR ALLEGED NEGLIGENCE, IF SUCH INDEMNIFIED PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION HEREUNDER.

                                  ARTICLE IX

                           NONCOMPETITION COVENANTS

     9.01  PROHIBITED ACTIVITIES.

     (a) For no additional consideration, (i) Donald S. Butler will not for five years following the Closing Date and, if longer, one year following his termination of employment with the Surviving Corporation or its Affiliates (with the applicable period being herein referred to as the "Noncompete Term") and
(ii) John Grace will not for three years following the Closing Date and, if longer, upon the termination of his employment with the Surviving Corporation or its Affiliates (with the applicable period being herein referred to as the "Noncompete Term"), directly or indirectly, for themselves or on behalf of or in conjunction with any other person, company, partnership, corporation or business or other entity of whatever nature:

     (i) engage, as an officer, director, shareholder, owner, investor, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, dealer or distributor, in any Competitive Business within any Territory surrounding any plant or other operating facility in which the Company was engaged in business on the date immediately prior to the Closing Date (for purposes of this ARTICLE IX, the "Territory" surrounding any plant or other operating facility will be: (A) the city, town or village in which that plant or facility is located, (B) the county or parish in which that plant or facility is located, (C) the counties or parishes contiguous to the county or parish in which that plant or facility is located, (D) the area located within 50 miles of that plant or facility, (E) the area located within 100 miles of that plant or facility and (F) the area in which that plant or facility regularly provides products or services at the locations of its customers);

     (ii) call upon or otherwise solicit any person, who is, at that time, an employee or consultant of U.S. Concrete, the Surviving Corporation or any of their respective subsidiaries, for the purpose or with the intent or effect of enticing such employee or consultant away from or out of the employ or contract with U.S. Concrete, the Surviving Corporation or any of their respective subsidiaries;

     (iii) call upon or otherwise solicit any person or entity which is, at that time, or which has been, within two years prior to that time, a customer of the Company, U.S. Concrete or the Surviving Corporation or any of the subsidiaries of such parties within the Territory for the purpose of soliciting or selling services or products in a Competitive Business within the Territory; or

     (iv) call upon or otherwise solicit any entity which the Company or U.S. Concrete has called on in connection with the possible acquisition by either of them of such entity or of which either of them has made an acquisition analysis, with the knowledge of that entity's status as an acquisition candidate of U.S. Concrete, for the purpose of acquiring that entity or arranging the acquisition of that entity by any person or entity other than U.S. Concrete.

     (b) Notwithstanding the above, Section 9.01(a) shall not be deemed to prohibit any Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange, the Nasdaq National Market or over-the-counter.

     9.02 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to U.S. Concrete and the Surviving Corporation as a result of a breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets, properties and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to U.S. Concrete and the Surviving Corporation for which it would have no other adequate remedy, since monetary damages alone may not be an adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced against such individual by, without limitation, injunctions, restraining orders and other equitable actions.

     9.03 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this ARTICLE IX are necessary in terms of time, activity and territory to protect U.S. Concrete's and the Surviving Corporation's interest in the assets, properties and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on the Stockholders in light of the activities and businesses of U.S. Concrete on the date of the execution of this Agreement and the current plans of U.S. Concrete.

     9.04 SEVERABILITY; REFORMATION. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE IX are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

     9.05 MATERIAL AND INDEPENDENT COVENANT. The Stockholders acknowledge that their agreements and the covenants set forth in this ARTICLE IX are material conditions to U.S. Concrete's and Newco's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that U.S. Concrete and Newco would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE IX shall be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action by any Stockholder against U.S. Concrete, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by U.S. Concrete of any of the covenants of this ARTICLE IX. It is specifically agreed that the time period Section 9.01 specifies will be computed in the case of each Stockholder by excluding from that computation any time during which that Stockholder is in violation of any provision of Section 9.01. The covenants this ARTICLE IX contains will not be affected by any breach of any other provision hereof by any party hereto.

                                   ARTICLE X

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     10.01 General. The Stockholders recognize and acknowledge that they had in the past, currently have, and in the future will have, access to certain confidential information relating to the businesses of the Company, the Surviving Corporation and/or U.S. Concrete, including, without limitation, lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Surviving Corporation and U.S. Concrete. Each Stockholder agrees that he or she will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing his or her duties, if any, to the Surviving Corporation and/or U.S. Concrete, unless (a) such information becomes known to the public generally through no fault of the Stockholder or (b) disclosure is required by Law, provided that prior to disclosing any information pursuant to this clause (c) the disclosing Stockholder(s) shall give prior written notice thereof to U.S. Concrete and the Surviving Corporation and provide U.S. Concrete with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section, U.S. Concrete shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting U.S. Concrete from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

     10.02 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to U.S. Concrete and the Surviving Corporation as a result of the breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets, properties and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused for which the Surviving Corporation and/or U.S. Concrete would have no other adequate remedy, since monetary damages alone may not be an adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced against such individual by, without limitation, injunctions, restraining orders and other equitable actions.

                                   ARTICLE XI

  FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON U.S. CONCRETE COMMON
                                     STOCK

     11.01 COMPLIANCE WITH LAW. The Stockholders acknowledge the shares of U.S. Concrete Common Stock issued in accordance with the terms of this Agreement (the "Restricted Shares") will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Restricted Shares are being or will be acquired by the Stockholders solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. Each Stockholder covenants, warrants and represents that none of the Restricted Shares held by such Stockholder will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. Certificates representing the Restricted Shares shall bear the following legend:

     The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended ("Securities Act"), or any applicable state securities laws. The shares represented hereby have been acquired for investment and may not be sold or transferred unless such sale or transfer is covered by an effective registration statement under the Securities Act and applicable state securities laws or, in the opinion of counsel to the issuer, is exempt from the registration requirements of the Securities Act and such laws.

     11.02 ECONOMIC RISK; SOPHISTICATION; ACCREDITED INVESTORS. Each Stockholder is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. Each Stockholder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his or her own interests in connection with the acquisition of the Restricted Shares pursuant hereto. Each Stockholder represents to U.S. Concrete and Newco that he or she is an "accredited investor," as that term is defined in Regulation D under the 1933 Act. Each Stockholder or his or her representatives have had an adequate opportunity to ask questions of, and receive answers from the appropriate officers and representatives of U.S. Concrete and Newco concerning, among other matters, U.S. Concrete, its management, business, operations and financial condition, its plans for the operation of its business and potential additional acquisitions, and to obtain any additional information requested by such Stockholder or his or her representatives concerning such matters.

     11.03 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the resale of U.S. Concrete Common Stock to the public without registration, for a period of two years after the Closing, U.S. Concrete agrees to use its commercially reasonable efforts to:

     (a) make and keep public information (as such terms are defined in Rule
144) regarding U.S. Concrete available;

     (b) file with the SEC in a timely manner all reports and other documents required of U.S. Concrete under the 1933 Act and the 1934 Act; and

     (c) furnish to a Stockholder upon written request a written statement by U.S. Concrete as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of U.S. Concrete, and such other reports and documents so filed as such Stockholder may reasonably request in availing himself or herself of any rule or regulation of the SEC allowing such Stockholder to sell any such shares without registration.

     11.04 RESTRICTION ON SALE OR OTHER TRANSFER OF RESTRICTED SHARES. The Stockholders covenant, warrant and represent that (i) none of the Restricted Shares will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, directly or indirectly, during the two-year period commencing on the Closing Date (the "Lockup Period"); (ii) after the Lockup Period, the Restricted Shares may be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of directly or indirectly, only after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC; (iii) during the one-year period commencing on the Closing Date, the Stockholders shall not engage in put, call, short-sale, hedge, straddle, collar or similar transactions with respect to any of the Restricted Shares intended to reduce the Stockholders' risk of owning such Restricted Shares; and (iv) following the one-year period described in clause (iii) and for the remainder of the Lockup Period, the Stockholders shall not engage in put, call, short-sale, hedge, straddle, collar or similar transactions with respect to 50% or more of the Restricted Shares intended to reduce the Stockholders' risk of owning such Restricted Shares. Certificates representing the Restricted Shares shall bear the following legend, which shall reflect the Lockup Period, in addition to the legend under Section 11.01:

The shares represented by this certificate are subject to a contractual restriction on transfer that expires on March 2, 2002 and may not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of during the period of such contractual restriction without the prior written consent of U.S. Concrete, Inc.

     11.05 PROSPECTUS DELIVERY. Each Stockholder represents and acknowledges that he or she has been provided with the most current prospectus of U.S. Concrete, dated May 25, 1999, (solely for information purposes as to U.S. Concrete and not in connection with the offering of securities effectuated thereby) and all subsequent periodic reports filed by U.S. Concrete with the SEC at least 20 days prior to the date hereof.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.01 SUCCESSORS AND ASSIGNS; RIGHTS OF PARTIES. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of U.S. Concrete, Newco, the Surviving Corporation and the Company, and the heirs and legal representatives of the Stockholders. Except as provided in ARTICLE VIII or in this Section 12.01, nothing in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     12.02 ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Newco and U.S. Concrete and supersede any prior agreement and understanding relating to the subject matter of this Agreement, including, without limitation, the Letter of Intent. This Agreement may be modified or amended only by a written instrument executed by the Stockholders, the Company, Newco and U.S. Concrete, acting through their respective officers, duly authorized by their respective Boards of Directors. Any right hereunder may be waived only by a written instrument executed by the party waiving such right.

     12.03 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

     12.04 BROKERS AND AGENTS. Each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. EACH PARTY AGREES TO INDEMNIFY EACH OTHER PARTY AGAINST ALL LOSS, COST, DAMAGES OR EXPENSE ARISING OUT OF CLAIMS FOR FEES OR COMMISSIONS OF BROKERS EMPLOYED OR ALLEGED TO HAVE BEEN EMPLOYED BY SUCH INDEMNIFYING PARTY.

     12.05 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested (which will be deemed given three business days after deposit), or by delivering the same in person to an officer or agent of such party (which will be deemed given when actually received), as follows:

     If to U.S. Concrete, Newco or the Surviving Corporation, addressed to them at:

                           U.S. Concrete, Inc.
                           1300 Post Oak Blvd., Suite 1200
                           Houston, Texas 77056
                           Attn:  Corporate Secretary

     If to the Stockholders, addressed as follows:

                           Donald S. Butler
                           4301 Hidden Valley Court
                           Colleyville, Texas  76034
                           John Grace
                           3402 Pembrooke Parkway South
                           Colleyville, Texas  76034

                           with a copy (which shall not constitute notice) to:
                           John T. Lynch, IV
                           Adams, Lynch & Loftin, P.C.
                           1903 Central Drive, Suite 400
                           Bedford, Texas  76201
                           Fax:  (817) 571-2947

or such other address as any party hereto shall specify pursuant to this Section
12.05 from time to time.

     12.06 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in ARTICLE V and ARTICLE VI shall survive the Closing for a period of three years from the Closing Date (the "Expiration Date"), except that the representations and warranties set forth in Sections 5.03, 5.11, 5.16 and
5.18 hereof shall survive until such time as the applicable statute of limitations period has run, which shall be deemed to be the Expiration Date for Sections 5.03, 5.11, 5.16 and 5.18, as the case may be. The respective parties shall remain liable after the Expiration Date for breaches of the representations and warranties set forth in ARTICLE V and ARTICLE VI, provided such breaches are asserted in good faith by notice in writing to the alleged breaching party prior to the Expiration Date.

     12.07 EXERCISE OF RIGHTS AND REMEDIES; REMEDIES CUMULATIVE. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. No right, remedy or election any term of this Agreement gives will be deemed exclusive, but each will be cumulative with all other rights, remedies and elections available at law or in equity.

     12.08 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     12.09 SECTION HEADINGS; GENDER. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Words of the masculine gender in this Agreement shall be deemed and construed to include correlative words of the feminine and neuter genders and words of the neuter gender shall be deemed and construed to include correlative words of the masculine and feminine genders.

     12.10 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas (except for its principles governing conflicts of laws).

     12.11  DISPUTE RESOLUTION.

     (a) Except with respect to injunctive relief as provided in Section 9.02 and Section 10.02 (which relief may be sought from any court or administrative agency with jurisdiction with respect thereto), any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association ("AAA") then in effect through its Dallas, Texas offices. The arbitration shall be conducted by a single arbitrator who is a retired state or federal judge in Texas selected in accordance with AAA rules and procedures then in effect. The arbitration shall be conducted in Dallas, Texas.

     (b) The parties shall obtain from AAA a list of the retired judges available to conduct the arbitration. The parties shall use their reasonable efforts to agree upon a judge to conduct the arbitration. If the parties cannot agree upon a judge to conduct the arbitration within 10 days after receipt of the list of available judges, the parties shall ask AAA to provide the parties a list of three available judges (the "Judge List"). Within five days after receipt of the Judge List, each party shall strike one of the names of the available judges from the Judge List and return a copy of such list to AAA and the other party. If two different judges are stricken from the Judge List, the remaining judge shall conduct the arbitration. If only one judge is stricken from the Judge List, AAA shall select a judge from the remaining two judges on the Judge List to conduct the arbitration.

     (c) The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order payment of damages, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrator determines that a material breach of this Agreement has occurred. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     12.12 INTEGRATION OF OPERATIONS. The Stockholders and the Company acknowledge that U.S. Concrete intends to integrate the operations conducted by the Company with the operations of other companies owned now or in the future by U.S. Concrete in the Dallas-Fort Worth Metroplex area, Texas.

     12.13 EXCEPTIONS REGARDING LEWISVILLE LEASE (a) Stockholders warrant and represent to U.S. Concrete that the real property ("Lewisville Property") which is the subject of the Lewisville Plant Site of Company has a valid certificate of occupancy and is in compliance with the ordinances of the city of Lewisville and meets the city of Lewisville requirements for use of the Lewisville Plant in its current manner; however, the Lewisville Property is not platted. Stockholders warrant and represent that the current use and development status of the Lewisville Property and appurtenant plant and improvements are lawful, nonconforming uses and structures with respect to the City of Lewisville Development Code.

     (b) Stockholders assert that any new construction, additional improvements to the realty, and other actions set forth in the City of Lewisville Development Code will trigger the requirement for platting, and that platting will require a number of improvements and other actions at a significant cost and delay. Stockholders further assert that it was the plan and intent of Company to use the Lewisville Property "as is" until such time that any event triggered the requirement to meet the City of Lewisville Development Code, at which time the Lewisville Plant would be moved to an alternate location. It is stipulated and agreed that notwithstanding anything in this Agreement to the contrary, except for any material misrepresentation or material incorrectness of the warranties and representations set forth in Section 12.13(a) above, any cost or other requirements to meet the City of Lewisville Development Code or move to an alternate location are excluded from any warranty, representation, covenant and indemnity obligations of Stockholders set forth in this Agreement.


                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       U.S. CONCRETE, INC.

                                       By:/s/ Donald Wayne
                                          ------------------------------
                                          Donald Wayne, Vice President

                                       CONCRETE XXIV ACQUISITION, INC.

                                       By:/s/ Donald Wayne
                                          -------------------------------
                                          Donald Wayne, President

                                       STANCON INC.

                                       By:/s/ Donald S. Butler
                                          -------------------------------
                                          Donald S. Butler, President

                                       STOCKHOLDERS:
                                       /s/ Donald S. Butler
                                       ----------------------------------
                                       Donald S. Butler, Individually

                                       /s/ John Grace
                                       ----------------------------------
                                       John Grace, Individually

STATE OF TEXAS    (S)
                  (S)
COUNTY OF Harris  (S)
          ------

     The above and foregoing instrument was acknowledged before me on the 2nd day of March, 2000, by Donald Wayne of U.S. CONCRETE, a Delaware corporation, on behalf of the corporation.

                                       /s/ Stephanie A. Thomas
                                       --------------------------------
                                       Notary Public

My Commission Expires:

5/10/2000
--------------------------
(Seal)



STATE OF TEXAS    (S)
                  (S)
COUNTY OF Harris  (S)
          ------

     The above and foregoing instrument was acknowledged before me on the 2nd day of March, 2000, by Donald Wayne of CONCRETE XXIV ACQUISITION, INC., a Delaware corporation, on behalf of the corporation.

                                       /s/ Stephanie A. Thomas
                                       ----------------------------
                                       Notary Public



My Commission Expires:

5/10/2000
------------------------------
(Seal)

STATE OF TEXAS    (S)
                  (S)
COUNTY OF Tarrant (S)
          -------

     The above and foregoing instrument was acknowledged before me on the 2nd day of March, 2000, by Donald S. Butler of STANCON, INC., a Texas corporation, on behalf of the corporation.

                                       /s/ Stacy D. Turner
                                       ----------------------------
                                       Notary Public

My Commission Expires:

6/25/2000
---------------------------
(Seal)



STATE OF TEXAS    (S)
                  (S)
COUNTY OF Tarrant (S)

     The above and foregoing instrument was acknowledged before me on the 2nd day of March, 2000, by Donald S. Butler.


                                       /s/ Stacy D. Turner
                                       -----------------------------
                                       Notary Public

My Commission Expires:

6/25/2000
------------------------------
(Seal)



STATE OF TEXAS    (S)
                  (S)
COUNTY OF Tarrant (S)
          -------

     The above and foregoing instrument was acknowledged before me on the 2nd day of March, 2000, by John Grace.


                                       /s/ Stacy D. Turner
                                       ------------------------------
                                       Notary Public

My Commission Expires:

6/25/2000
-----------------------------
(Seal)